Exhibit 10.25

CHESAPEAKE LODGING TRUST

Trustee Compensation Policy

Commencing with the 2011 annual meeting of shareholders, the non-officer trustees of Chesapeake Lodging Trust (the “Trust”) shall be paid an annual retainer fee of $60,000, payable quarterly. In addition, the audit committee chairman will be paid an additional annual retainer of $15,000, the compensation committee chairman will be paid an additional annual retainer of $10,000 and the nominating and corporate governance committee chairman will be paid an additional annual retainer of $7,500, in each case payable quarterly. The non-executive Chairman of the Board of Trustees of the Trust will be paid an additional annual retainer of $20,000. Although the Trust will reimburse the trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at board and committee meetings, the Trust will not pay any trustee a separate fee for meetings attended. Furthermore, trustees will not receive any perquisites.

The non-officer trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares of beneficial interest of the Trust (“Common Shares”) based on the closing market price of the Common Shares on the grant date.

In connection with each annual meeting of shareholders, each of the Trust’s non-officer trustees will receive a grant of 1,000 restricted Common Shares, except that the non-executive Chairman of the Board of Trustees will receive a grant of 1,500 Common Shares in recognition of his or her expanded responsibilities in such capacity. A similar grant of 1,000 restricted Common Shares will be made to each new member of the Board of Trustees upon his or her appointment or election to serve in such capacity. Vesting for all grants will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on the Trust’s Common Shares generally.